URANIUM 308 CORP.
A-707 Jian Wai Soho,
39 East 3rd-Ring Road
Chao Yang District
Beijing, China 100022

Symbol: URCO - OTCBB

NEWS RELEASE

URANIUM 308 CORP. CORPORATE UPDATE

COMPANY RAISES US$5.4 MILLION FROM TWO PRIVATE PLACEMENTS;
COMPLETES BULK OF 2007 FIELDWORK AND OPENS BEIJING OFFICE

October 1, 2007

Beijing, China - Uranium 308 Corp. (OTCBB: URCO) (the “Company”) is pleased to provide an update on the Company’s recent activities.

From July to September of 2007, the Company has raised gross proceeds of $5,403,125.75 from two unregistered equity financings, which do not have any registration rights or requirements. In connection with one of the unregistered equity financings, the Company has paid or will be paying a finder’s fees of 10% in either cash or shares of common stock of the Company on some of the funds received from investors.

Uranium 308 Corp. is currently conducting fieldwork on its 196.38 sq. km Janchivlan property located 70 km southeast of Ulaanbaatar, the capital of Mongolia. The Company has completed the bulk of planned 2007 fieldwork on its two licenses on the property. This includes 16 new trenches, geophysical logging and sampling and radiometric logging on the trenches, and measurements for a 1:2000 5 sq. km topographic survey of one of the four known zones of uranium mineralization discovered during USSR exploration in 1982 and 1983. Samples are being sent for analysis to SGS Group laboratories in Toronto, Canada. An initial drilling program of two to three holes to test known mineralization at depth is scheduled for completion by the end of October.

Uranium 308 has also opened a new head office in Beijing at A-707 Jian Wai Soho, 39 East 3rd-Ring Road, Chao Yang District, Beijing, China 100022.

About Uranium 308 Corp.

Uranium 308 Corp. is a mineral exploration and development company engaged in the acquisition, exploration and development of large scale low-cost, high-value properties internationally. Uranium 3O8 Corp’s current primary focus is uranium exploration in Mongolia. www.uranium308corp.com

For more information, please contact: Investor Relations: 1-866-892-5232

FORWARD LOOKING STATEMENTS This news release may include "forward-looking statements" regarding Uranium 308 Corp., and its subsidiaries, business and project plans. Such forward looking statements are within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor created by such sections. Where Uranium 308 Corp. expresses or implies an expectation or belief as to future events or results, such expectation or belief is believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Uranium 308 Corp. does not undertake any obligation to update any forward looking statement, except as required under applicable law.